Exhibit 2.1

Execution Version

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED BY MEANS OF MARKING SUCH PORTIONS WITH BRACKETS (“[***]”) BECAUSE THE IDENTIFIED CONFIDENTIAL PORTIONS (I) ARE NOT MATERIAL AND (II) ETHZILLA CORPORATION CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

ZIPPY, INC.

SERIES B-3 PREFERRED STOCK PURCHASE AGREEMENT

i

3.	Representations and Warranties of ETHZ		22
	3.1.	Authorization	22
	3.2.	Issuance of Stock Consideration	22
	3.3.	Financial Statements; ETHZ SEC Reports	22
	3.4.	Form S-3	23
	3.5.	Purchase Entirely for Own Account	23
	3.6.	Disclosure of Information	23
	3.7.	Restricted Securities	23
	3.8.	No Public Market	23
	3.9.	Legends	23
	3.10.	Accredited Investor	24
	3.11.	Capitalization	24
	3.12.	No General Solicitation	24
	3.13.	Residence	25
4.	Conditions to ETHZ’s Obligations at Closing		25
	4.1.	Representations and Warranties	25
	4.2.	Performance	25
	4.3.	Compliance Certificate	25
	4.4.	Qualifications	25
	4.5.	Board of Directors	25
	4.6.	Indemnification Agreement	25
	4.7.	Third Amended and Restated Investors’ Rights Agreement	25
	4.8.	Third Amended and Restated Right of First Refusal and Co-Sale Agreement	25
	4.9.	Third Amended and Restated Voting Agreement	25
	4.10.	Certificate	25
	4.11.	Secretary’s Certificate	26
	4.12.	Proceedings and Documents	26
5.	Conditions of Zippy’s Obligations at Closing		26
	5.1.	Representations and Warranties	26
	5.2.	Performance	26
	5.3.	Qualifications	26
	5.4.	Third Amended and Restated Investors’ Rights Agreement	26
	5.5.	Third Amended and Restated Right of First Refusal and Co-Sale Agreement	26
	5.6.	Third Amended and Restated Voting Agreement	26
	5.7.	Registration Rights Agreement	26
	5.8.	Proceedings and Documents	26
	5.9.	Nasdaq Listing	27

6.	Matters Related to Stock Consideration		27
	6.1.	Lock-Up	27
	6.2.	Midpoint and Final True-Up	28
	6.3.	ETHZ Forfeiture on Certain Events	28
	6.4.	[Intentionally omitted]	29
	6.5.	Failure to Register; Liquidated Damages	30
7.	Covenants.		30
	7.1.	Use of Platform	30
	7.2.	Zippy Loans	31
	7.3.	Blockchain Infrastructure	31
	7.4.	Cash Notice; Minimum Cash Requirement	31
	7.5.	Monthly Stock Transaction Report	31
	7.6.	Information Rights	32
	7.7.	Loan Purchase Rights and Tokenization	32
	7.8.	Aggregation Facility	32
	7.9.	Blockchain Infrastructure Plan	32
	7.10.	Commercial Reasonableness	32
8.	Miscellaneous.		33
	8.1.	Business Opportunities Waiver	33
	8.2.	Survival of Warranties	33
	8.3.	Successors and Assigns	33
	8.4.	Governing Law	34
	8.5.	Counterparts	34
	8.6.	Titles and Subtitles	34
	8.7.	Notices	34
	8.8.	No Finder’s Fees	34
	8.9.	Attorneys’ Fees	35
	8.10.	Amendments and Waivers	35
	8.11.	Severability	35
	8.12.	Delays or Omissions	35
	8.13.	Entire Agreement	35
	8.14.	Dispute Resolution	35
	8.15.	No Commitment for Additional Financing	36

TABLE OF CONTENTS

(continued)

Exhibit A -	FORM OF FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Exhibit B -	DISCLOSURE SCHEDULE

Exhibit C -	FORM OF INDEMNIFICATION AGREEMENT

Exhibit D -	FORM OF THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Exhibit E -	FORM OF THIRD AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

Exhibit F -	FORM OF THIRD AMENDED AND RESTATED VOTING AGREEMENT

Exhibit G -	FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit H -	FORM OF SECONDARY SALE AGREEMENT

SERIES B-3 PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES B-3 PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of December 9, 2025, by and among Zippy, Inc., a Delaware corporation (“Zippy”) and ETHZilla Corporation, a Delaware corporation (“ETHZ”).

The parties hereby agree as follows:

1. Purchase and Sale of Preferred Stock.

1.1. Sale and Issuance of Series B-3 Preferred Stock.

(a) As a condition to the Closing (as defined below), Zippy shall adopt and file with the Secretary of State of the State of Delaware, at or before the time of Closing, the Fifth Amended and Restated Certificate of Incorporation in the form of Exhibit A attached to this Agreement (the “Certificate”).

(b) Subject to the terms and conditions of this Agreement, ETHZ agrees to purchase at the Closing (as defined below), and Zippy agrees to sell and issue to ETHZ at the Closing, 2,905,064 shares of Series B-3 Preferred Stock, $0.000001 par value per share (the “Series B-3 Preferred Stock”), at a purchase price of $6.5403 per share. The shares of Series B-3 Preferred Stock issued to ETHZ pursuant to this Agreement shall be referred to in this Agreement as the “Shares.” The number of shares of Series B-3 Preferred Stock issued to ETHZ at the Closing shall be the number that results in ETHZ (together with its Affiliates) holding, on an as-converted-to-common-stock and fully diluted basis, fifteen percent (15%) of the outstanding equity securities of Zippy immediately following the Closing and after giving effect to the primary issuance contemplated hereby and the Secondary Sales (as defined below).

1.2. Closing; Purchase Price; Delivery.

(a) The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, at 10:00 a.m., Central time, on the date hereof, or at such other time and place as Zippy and ETHZ mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(b) The aggregate purchase price for the Shares shall be $18,999,990.08 (the “Purchase Price”), which purchase price shall be payable as follows:

(i) $5,000,000.00 in cash by wire transfer of immediately available funds pursuant to an account designated by Zippy; and

(ii) 1,333,332 shares of ETHZ’s common stock, par value $0.0001 per share, (“ETHZ Common Stock”), which is equal to the amount of shares determined by dividing $13,999,990.08 by the Per Share Price of ETHZ Common Stock (the “Stock Consideration”).

(c) At the Closing (or within a reasonable time thereafter), (i) Zippy shall deliver to ETHZ a certificate representing the Shares against payment of the Purchase Price by ETHZ; (ii) ETHZ shall deliver to Zippy (y) evidence of the issuance of the Stock Consideration in book entry form, registered in the name of Zippy, duly authorized and validly issued, fully paid and nonassessable, and delivered free and clear of any Encumbrances (except as arising pursuant to applicable securities laws, this Agreement and the Registration Rights Agreement) and in accordance with the terms of this Agreement and (z) the Registration Rights Agreement duly executed by ETHZ; and (iii) Zippy and ETHZ shall deliver evidence reasonably satisfactory to Zippy that ETHZ (or its applicable Affiliate) has consummated the Secondary Sales in accordance with the applicable Secondary Sale Agreements.

1.3. [Intentionally omitted.]

1.4. [Intentionally omitted.]

1.5. Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund or investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this Agreement, the term “control” when used with respect to any Person shall mean the power to direct the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling,” “controlled by” and “under common control with” shall have meanings correlative to the foregoing.

(b) “Base Amount” means, for the Midpoint True-Up Period, the amount in dollars equal to (A) the number of Midpoint Eligible Shares, multiplied by (B) the Per Share Price.

(c) “Board” has the meaning set forth in Section 1.4.

(d) “Change of Control” means, with respect to ETHZ: (i) any merger, consolidation, recapitalization, reorganization or other business combination as a result of which the voting securities of ETHZ outstanding immediately prior thereto represent less than a majority of the voting power of the surviving or resulting entity immediately thereafter; (ii) any sale, lease, transfer or other disposition of all or substantially all of ETHZ’s consolidated assets (on a consolidated basis); or (iii) any person or “group” (as defined in Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of ETHZ’s voting securities. For the avoidance of doubt, a bona fide capital-raising transaction that does not result in the foregoing ownership thresholds being met shall not constitute a Change of Control.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Contract Legend” has the meaning set forth in Section 2.25.

(g) “Encumbrance” means any lien (statutory or otherwise), encumbrance, pledge, charge, claim, license, limitation, deed of trust, hypothecation, option, proxy, voting agreement, right of first refusal or right of first offer, adverse claim, security interest, mortgage, or transfer restriction.

(h) “ETHZ” means ETHZilla Corporation, a Delaware corporation.

(i) “ETHZ Board Representative” means John Bertrand, who shall be designated as Series B Preferred Director pursuant to the Third Amended and Restated Voting Agreement dated as of the date of Closing.

(j) “ETHZ Common Stock” has the meaning set forth in Section 1.2(b)(ii).

(k) “ETHZ Organizational Documents” means, with respect to ETHZ, its certificate of incorporation and bylaws, together with all amendments, restatements and supplements thereto, and any stockholder agreements, voting agreements, rights agreements or other similar agreements relating to the governance, rights or preferences of ETHZ’s equity securities.

(l) “ETHZ SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, required to be filed by ETHZ with the SEC under the Exchange Act or the Securities Act.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(n) “Final Make Whole Amount” means the positive amount, if any equal to (A) the Per Share Price (as adjusted equitably for common stock splits, common stock dividends and recapitalizations) multiplied by the Retained Stock, less (B) the Retained Stock multiplied by the True-Up Determination Date VWAP.

(o) “Forfeiture Make Whole Amount” means (A) $13,999,990.08, minus (B) the sum of (I) the total amount of Gross Proceeds received by Zippy from the sale of any ETHZ Common Stock comprising the Stock Consideration prior to the Forfeiture Event, if any, plus (II) any amounts received pursuant to Section 6.5.

(p) “GAAP” means generally accepted accounting principles for financial reporting in the United States as in effect from time to time, consistently applied.

(q) “Governmental Authority” means the government of the United States or any other country, any state or other political subdivision thereof, any national securities exchange or trading system, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the government, and any corporation or other entity owned or controlled (whether through the ownership of securities or other ownership interests, by contract or otherwise) by any of the foregoing.

(r) “Gross Proceeds” means, with respect to any sale of any shares of ETHZ Common Stock comprising the Stock Consideration (that has been released from the restrictions set forth in Section 6.1) by Zippy, the gross cash proceeds received by Zippy in such sale. For purposes of clarity, the amount of Gross Proceeds shall not be reduced by any brokerage commissions, transfer taxes and similar transaction fees in connection with such sale.

(s) “Indemnification Agreement” means the agreement between Zippy and each member of the Board, including the ETHZ Board Representative pursuant to the Third Amended and Restated Voting Agreement, dated as of the date of the Closing, in substantially the form of Exhibit C attached to this Agreement.

(t) “Key Employee” means any executive-level employee (including “head of” level positions); provided that, for the avoidance of doubt, [***] and [***] are not Key Employees.

(u) “Knowledge” including the phrase “to Zippy’s knowledge” shall mean the knowledge of the Selling Stockholders, in each case after due inquiry.

(v) “Law” means any federal, state or local law, statute, ordinance, by-law, regulation, rule, treaty or order of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law, including, without limitation, the rules and regulations of any national securities exchange or trading system.

(w) “Lock-Up Shares” has the meaning set forth in Section 6.1.

(x) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of Zippy; provided that a Material Adverse Effect shall not be deemed to include any event, circumstance, change or effect to the extent attributable to: (A) changes or conditions adversely affecting the economy or financial or banking markets; (B) changes in legal requirements or accounting principles adversely affecting the industry in which Zippy operates, or in the interpretation thereof; (C) any acts of terrorism, sabotage, armed hostilities, military action or war (whether or not declared); (D) any conditions resulting from force majeure events, including natural disasters, epidemics or pandemics (including COVID-19) or other acts of God; (E) the announcement, pendency or performance of this Agreement; (F) national or international political or social conditions; and (G) any failure by Zippy to meet budgets, plans, projections, or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such budgets, plans, projections, or forecasts may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by this definition); except, to the extent that the events, changes or circumstances described in subparts (A), (B), (C), (D) and (F) have a disproportionate adverse impact on Zippy, taken as a whole, relative to other companies in Zippy’s industry.

(y) “Midpoint Eligible Shares” means 476,191 shares of ETHZ Common Stock comprising the Stock Consideration.

(z) “Midpoint Lock-Up Release Date” means the later of (A) February 28, 2026, and (B) the Second Lock-Up Release Date.

(aa) “Midpoint Make-Whole Amount” means, for the Midpoint True-Up Period, the amount in dollars equal to (A) the Base Amount, minus (B) total amount of Gross Proceeds received by Zippy from the sale of the Midpoint Eligible Shares during the Midpoint True-Up Period.

(bb) “Midpoint True-Up Period” means the period commencing on the Midpoint Lock-Up Release Date and ending on the date that is thirty (30) days thereafter.

(cc) “Per Share Price” means $10.50 per share.

(dd) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(ee) “Preferred Stock” has the meaning set forth in Section 2.2.

(ff) “Registrable Securities” has the meaning set forth in the Registration Rights Agreement.

(gg) “Registration Rights Agreement” means that certain Registration Rights Agreement in the form attached as Exhibit G.

(hh) “Registration Statement Effectiveness Date” means the date and time at which ETHZ’s registration statement on Form S-3 registering the resale of the ETHZ Common Stock comprising the Stock Consideration is declared effective by the SEC under Section 8(a) of the Securities Act; provided, that if ETHZ is eligible to use an automatic shelf registration statement, “Registration Statement Effectiveness Date” means the date and time such registration statement becomes effective pursuant to Rule 462(e) under the Securities Act.

(ii) “Retained Stock” means that number of shares of ETHZ Common Stock comprising the Stock Consideration, if any, originally issued to Zippy at the Closing which Zippy has continuously held through the True-Up Determination Date. For the sake of clarity, any shares of ETHZ Common Stock purchased or otherwise acquired by Zippy after the Closing shall not be Retained Stock.

(jj) “SEC” means the U.S. Securities and Exchange Commission.

(kk) “Secondary Sale Agreements” means, collectively, those certain Stock Purchase Agreements by and between ETHZ and the Sellers (as defined therein) (each, a “Selling Stockholder” and, collectively, the “Selling Stockholders”, pursuant to each such Secondary Sale Agreement, ETHZ shall purchase, at Closing, from such person shares of Zippy Common Stock in exchange for shares of ETHZ Common Stock (collectively, the “Secondary Sales”), each in the form attached as Exhibit H.

(ll) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(mm) “Tax” or “Taxes” means all federal, state, local, non-U.S. and other taxes, charges, fees, duties, levies, imposts, customs or other assessments imposed by a taxing authority and in the nature of a tax, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, real property, personal property, payroll, unclaimed property, windfall profits, environmental, capital stock, social security (or similar), unemployment, disability, registration, alternative or add-on minimum, estimated, or other taxes of any kind whatsoever, whether disputed or not, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto.

(nn) “Tax Return” means any report, return, declaration, claim for refund, information statement, including any attachment or schedule thereto and including any amendment thereof, and including any return of an affiliated, combined or unitary group, in each case, that is required to be filed with a taxing authority.

(oo) “Third Amended and Restated Investors’ Rights Agreement” means the amended and restated agreement among Zippy, ETHZ and certain other stockholders of Zippy, dated as of the date of the Closing, in the form of Exhibit D attached to this Agreement.

(pp) “Third Amended and Restated Right of First Refusal and Co-Sale Agreement” means the amended and restated agreement among Zippy, ETHZ and certain other stockholders of Zippy, dated as of the date of the Closing, in the form of Exhibit E attached to this Agreement.

(qq) “Third Amended and Restated Voting Agreement” means the amended and restated agreement among Zippy, ETHZ and certain other stockholders of Zippy, dated as of the date of the Closing, in the form of Exhibit F attached to this Agreement.

(rr) “Trading Day” means any day on which The Nasdaq Capital Market is open for trading; provided that any day on which trading in ETHZ Common Stock is suspended for market-wide reasons shall not be a Trading Day for purposes of the Measurement Period.

(ss) “Transaction Agreements” means this Agreement, the Third Amended and Restated Investors’ Rights Agreement, the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, the Third Amended and Restated Voting Agreement, the Registration Rights Agreement and the Secondary Sale Agreements.

(tt) “Trigger Per Share Price” means (A) Per Share Price, multiplied by (B) 2.0.

(uu) “True-Up Determination Date VWAP” means the volume-weighted average price (VWAP) of ETHZ Common Stock on The Nasdaq Capital Market for the ten Trading Days prior to the True-Up Determination Date, as reported by Bloomberg (function VWAP) for The Nasdaq Capital Market, adjusted for any stock split, stock dividend, combination or similar event occurring during such ten Trading Days. Any day on which trading in ETHZ Common Stock is halted or suspended for market-wide reasons shall be excluded and the measurement period shall be extended to include the next Trading Day.

(vv) “True-Up Determination Date” means June 30, 2026.

(ww) “Zippy Common Stock” has the meaning set forth in Section 2.2.

(xx) “Zippy Governing Documents” shall mean (i) the Certificate, (ii) the Third Amended and Restated Investors’ Rights Agreement, (iii) the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, (iv) the Third Amended and Restated Voting Agreement, and (v) the Bylaws of the Company.

(yy) “Zippy Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any such cases that are owned or used by Zippy in the conduct of Zippy’s business as now conducted and as presently proposed to be conducted.

2. Representations and Warranties of Zippy. Zippy hereby represents and warrants to ETHZ that, except as set forth on the Disclosure Schedule attached as Exhibit B to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections of the Disclosure Schedule and subsections in this Section 2 only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties (other than those in Subsections 2.2, 2.3, 2.4, 2.5, and 2.6), the term “Zippy” shall include any subsidiaries of Zippy, unless otherwise noted herein.

2.1. Organization, Good Standing, Corporate Power and Qualification. Zippy is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Zippy is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification and standing is required.

2.2. Capitalization.

(a) The authorized capital of Zippy consists, immediately prior to the Closing and after giving effect to the filing of the Certificate, of: 22,000,000 shares of common stock, $0.000001 par value per share (the “Zippy Common Stock”), [***] shares of which are issued and outstanding immediately prior to the Closing, and [***] shares of preferred stock, $0.000001 par value per share (the “Preferred Stock”), of which (i) [***] shares are designated as “Series Seed Preferred Stock”, all of which are issued and outstanding immediately prior to the Closing, (ii) [***] shares are designated as “Series A-1 Preferred Stock”, all of which are issued and outstanding immediately prior to the Closing, (iii) [***] shares are designated as “Series A-2 Preferred Stock”, all of which are issued and outstanding immediately prior to the Closing, (iv) [***] shares are designated as “Series B-1 Preferred Stock”, all of which are issued and outstanding immediately prior to the Closing, (v) [***] shares are designated as “Series B-2 Preferred Stock”, all of which are issued and outstanding immediately prior to the Closing, and (vi) 2,905,064 shares are designated as “Series B-3 Preferred Stock”. All of the outstanding shares of Common Stock, Series Seed Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B-1 Preferred Stock, and Series B-2 Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities Laws. The rights, privileges and preferences of the Preferred Stock are as stated in the Certificate and as provided by the Delaware General Corporation Law. As of the date hereof, all shares of Preferred Stock are convertible into shares of Zippy Common Stock on a one-for-one basis. Schedule 2.2(a) accurately and completely sets forth the capital structure of Zippy including the number of, percentage ownership of, and holders of, all securities and equity interests which are authorized and which are issued and outstanding, including all convertible securities.

(b) Zippy has reserved [***] shares of Common Stock for issuance to officers, directors, employees and consultants of Zippy pursuant to its 2021 Equity Incentive Plan duly adopted by the Boards and approved by Zippy’s stockholders (the “Stock Plan”), of which [***] reserved shares have been exercised for shares of Common Stock under the Stock Plan. All such reserved shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. Zippy has furnished to ETHZ complete and accurate copies of the Stock Plan and forms of agreements used thereunder. Other than the Third Amended and Restated Voting Agreement, Zippy is not a party or subject to any agreement or understanding, and, to Zippy’s knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of Zippy.

(c) Except for (A) the conversion privileges of the Shares to be issued under this Agreement, (B) the rights provided in Zippy Governing Documents, (C) the conversion privileges of the Series Seed Preferred Stock, (D) the conversion privileges of the Series A Preferred Stock and the Series B Preferred Stock, (E) the securities and rights described in Subsection 2.2(a) and 2.2(b) of this Agreement or (F) as set forth on Subsection 2.2(c) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Zippy any shares of Common Stock or Series B Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Series B Preferred Stock. All outstanding shares of Zippy’s Common Stock and all shares of Zippy’s Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of Zippy upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following Zippy’s initial public offering pursuant to a registration statement filed with the SEC under the Securities Act.

(d) Except as set forth on Subsection 2.2(d) of the Disclosure Schedule, none of Zippy’s stock purchase agreements or stock option documents contain a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including, without limitation, in the case where Zippy’s Stock Plan is not assumed in an acquisition. Zippy has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Certificate, Zippy has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(e) 409A. Any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which Zippy makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of Zippy, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code. Zippy has not issued or sold any of its securities under the Stock Plan at less than fair market value, as determined by the Board of Directors in good faith, to any employee, consultant or other provider of services to Zippy.

(f) Zippy has obtained valid waivers of any rights by other parties to purchase any of the Shares covered by this Agreement.

(g) At Closing, the Shares and the Zippy Common Stock acquired pursuant to the Secondary Sales, collectively, will represent 15% of Zippy’s fully-diluted capitalization as of the date of the Closing.

2.3. Subsidiaries. Except as set forth on Subsection 2.3 of the Disclosure Schedule, Zippy does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Zippy is not a participant in any joint venture, partnership or similar arrangement. Zippy owns all of the equity interests of each Subsidiary set forth on Schedule 2.3. The outstanding shares of capital stock or equity interests of each Subsidiary set forth on Schedule 2.3 were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. There is no existing option, warrant, call, right or contract to which any Subsidiary set forth on Schedule 2.3 is a party requiring, and there are no convertible securities of any Subsidiary set forth on Schedule 2.3 outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary set forth on Schedule 2.3 or other securities convertible into shares of capital stock or other equity interests of any Subsidiary set forth on Schedule 2.3. There are no voting trusts, irrevocable proxies, or other contracts or understandings to which any Subsidiary set forth on Schedule 2.3 is a party or is bound with respect to the execution, delivery and performance of this Agreement.

2.4. Authorization. All corporate action required to be taken by the Board and stockholders of Zippy in order to authorize Zippy to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of Zippy necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of Zippy under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by Zippy, shall constitute valid and legally binding obligations of Zippy, enforceable against Zippy in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally.

2.5. Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by ETHZ. Assuming the accuracy of the representations of ETHZ in Section 3 of this Agreement and subject to the filings described in Subsections 2.6(i) and (ii) below, the Shares will be issued in compliance with all applicable federal and state securities Laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by ETHZ. Assuming the accuracy of the representations of ETHZ in Section 3 of this Agreement, and subject to Subsection 2.6 below, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities Laws. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to Zippy or, to Zippy’s knowledge, any covered person described in Rule 506(d)(1), except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

2.6. Governmental Consents and Filings. Assuming the accuracy of the representations made by ETHZ in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Zippy in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate, which will have been filed before the Closing, and (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.7. Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to Zippy’s knowledge, threatened (i) against Zippy or any officer, director or Key Employee of Zippy arising out of their employment or board relationship with Zippy; (ii) that questions the validity of the Transaction Agreements or the right of Zippy to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither Zippy nor, to Zippy’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect Zippy). There is no action, suit, proceeding or investigation by Zippy pending or which Zippy intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened (or any basis therefor known to Zippy) involving the prior employment of any of Zippy’s employees, their services provided in connection with Zippy’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.8. Intellectual Property. Zippy owns or possesses or otherwise has legal rights to all Zippy Intellectual Property without any conflict with, or infringement of, the rights of others. To Zippy’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by Zippy violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to Zippy Intellectual Property, nor is Zippy bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. To Zippy’s knowledge, there are no unauthorized uses, disclosures or infringements of any Zippy-Owned Intellectual Property by any Person. Zippy has not received any communications alleging that Zippy has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person, and Zippy has no specific reason to believe that any such allegation may be forthcoming. Zippy has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with Zippy’s business. To Zippy’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by Zippy. Each current and former employee and consultant has executed a written agreement with Zippy pursuant to which such current or former employee or consultant has assigned to Zippy all intellectual property rights he or she owns that are related to Zippy’s business as now conducted and as presently proposed to be conducted. Subsection 2.8 of the Disclosure Schedule lists all Zippy Intellectual Property. Zippy has not embedded, used or distributed any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement. For purposes of this Subsection 2.8, Zippy shall be deemed to have knowledge of a patent right if Zippy has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

2.9. Compliance with Other Instruments. Zippy is not in violation or default (i) of any provisions of its Certificate or Bylaws, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage (and, to Zippy’s knowledge, no other party thereto is in violation thereunder), (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule (and, to Zippy’s knowledge, no other party thereto is in violation thereunder), or (v) of any provision of any Law applicable to Zippy, the violation of which would reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of Zippy or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to Zippy.

2.10. Agreements; Actions.

(a) Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which Zippy is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, Zippy in excess of $100,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from Zippy, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products or services to any other Person that limit Zippy’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products or services, (iv) indemnification by Zippy with respect to infringements of proprietary rights, (v) any director, officer or other Affiliate of Zippy, (vi) except as set forth in Subsection 2.2, the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the assets or debt or equity securities of Zippy, or (vii) covenants restricting or otherwise limiting Zippy from competing in any line of business (each of clauses (i) through (vii), a “Material Agreement”). Zippy is not in breach in any material respect of any Material Agreement and, to Zippy’s knowledge, no other Person party to or bound by any Material Agreement is in breach thereof in any material respect. Zippy has not provided or received any written notice of any (x) intention to terminate any Material Agreement or (y) non-performance of any Material Agreement (whether pursuant to a force majeure clause or otherwise).

(b) Zippy has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $250,000 or in excess of $500,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (b) and (c) of this Subsection 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons Zippy has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c) Zippy is not a guarantor or indemnitor of any indebtedness of any other Person.

2.11. Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard employee offer letters and Confidential Information Agreements (as defined below), (iii) standard director and officer indemnification agreements approved by the Board, (iv) the purchase of shares of Zippy’s capital stock and the issuance of options to purchase shares of Common Stock, in each instance, approved in the written minutes of the Board (previously provided to ETHZ or its counsel), (v) the Transaction Agreements, and (vi) as set forth on Subsection 2.11(a) of the Disclosure Schedule, there are no agreements, understandings or proposed transactions between Zippy and any of its officers, directors, consultants or Key Employees, or any Affiliate of any of the foregoing.

(b) Except as set forth on Subsection 2.11(b) of the Disclosure Schedule, Zippy is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of Zippy’s directors, officers or employees, or any members of their immediate families, or any Affiliate of any of the foregoing are, directly or indirectly, indebted to Zippy.

2.12. Rights of Registration and Voting Rights. Except as provided in the Third Amended and Restated Investors’ Rights Agreement, Zippy is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To Zippy’s knowledge, except as contemplated in the Third Amended and Restated Voting Agreement, no stockholder of Zippy has entered into any agreements with respect to the voting of capital shares of Zippy.

2.13. Property. The property and assets that Zippy owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair Zippy’s ownership or use of such property or assets. With respect to the property and assets it leases, Zippy is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. Zippy does not own any real property.

2.14. Employee Matters.

(a) As of the date hereof, Zippy employs [***] full-time or part-time employees.

(b) To Zippy’s knowledge, none of its employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of Zippy or that would conflict with Zippy’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of Zippy’s business by the employees of Zippy, nor the conduct of Zippy’s business as now conducted and as presently proposed to be conducted, will, to Zippy’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c) Zippy is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. Zippy has complied in all material respects with all applicable state and federal equal employment opportunity Laws and with other Laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. Zippy has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of Zippy and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d) To Zippy’s knowledge, no Key Employee intends to terminate employment with Zippy or is otherwise likely to become unavailable to continue as a Key Employee, nor does Zippy have a present intention to terminate the employment of any of the foregoing. The employment of each employee of Zippy is terminable at the will of Zippy. Except as set forth in Subsection 2.14(d) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Subsection 2.14(d) of the Disclosure Schedule, Zippy has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e) Except as set forth in Subsection 2.14(e) of the Disclosure Schedule, Zippy has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Board.

(f) Each former Key Employee whose employment was terminated by Zippy has entered into an agreement with Zippy providing for the full release of any claims against Zippy or any related party arising out of such employment.

(g) Subsection 2.14(g) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by Zippy, or which Zippy participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Zippy has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

2.15. Tax Returns and Payments. There are no federal, state, county, local or foreign Taxes due and payable by Zippy which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign Taxes of Zippy which are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns or reports by any applicable Governmental Authority. Zippy has duly and timely filed all federal, state, county, local and foreign Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. Zippy has not elected pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would reasonably be expected to have a material effect on Zippy, its financial condition, its business as presently conducted or any of its properties or material assets. Zippy has never had any Tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge, in each case the assessment of which would reasonably be expected to have a Material Adverse Effect. Zippy is not a party to any contract and/or has not granted any compensation, equity or award that could be deemed deferred compensation subject to the additional twenty percent (20%) tax under Section 409A of the Code, and neither Zippy nor any person that is a member of the same controlled group as Zippy or under common control with Zippy within the meaning of Section 414 of the Code has any liability or obligation to make any payments or to issue any equity award or bonus that could be deemed deferred compensation subject to the additional twenty percent (20%) tax under Section 409A of the Code. No claim which would reasonably be expected to have a Material Adverse Effect has ever been made in writing by any Governmental Authority in a jurisdiction where Zippy does not file a Tax Return that Zippy may be subject to Taxes assessed by such jurisdiction or Tax Return filing obligations in such jurisdiction. Other than as would not be expected to have a Material Adverse Effect, there is no Tax lien or encumbrance, whether imposed by any Governmental Authority or other Tax authority, outstanding against the assets, properties or business of Zippy. Zippy has established adequate reserves (net of estimated Tax payments already made) for the payment of all Taxes payable in respect of any taxable period. Zippy (i) has not been a member of an affiliated, consolidated, combined, unitary or aggregate group filing a consolidated U.S. federal income Tax Return and (ii) does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any other similar provision of any state, local, or non-U.S. Tax Law), as a transferee or successor, by contract, or otherwise pursuant to applicable Law. Zippy is not a party to or bound by any Tax allocation, Tax sharing or Tax indemnification agreement.

2.16. Insurance. Section 2.16 of the Disclosure Schedule sets forth a complete list of Zippy’s current insurance policies, together with a summary of coverage amounts with regards to each such policy, and each such policy is in full force and effect with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.17. Employee Agreements. Except as set forth in Subsection 2.17 of the Disclosure Schedule, each current and former employee, consultant and officer of Zippy has executed an agreement with Zippy regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for ETHZ (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. Each current and former Key Employee has executed a non-competition and non-solicitation agreement substantially in the form or forms delivered to counsel for ETHZ. Zippy is not aware that any of its Key Employees is in violation of any agreement covered by this Subsection 2.17.

2.18. Permits. Zippy has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect, and Zippy has duly and timely made all filings, applications and registrations with Governmental Authorities that are required in order to permit Zippy to carry on its business as presently conducted (including, without limitation, all those required by any federal, state or foreign Governmental Authority engaged, in whole or in part, in the regulation or oversight of the business of Zippy) (collectively, the “Permits”). Zippy is not in default in any material respect under any of such Permits, and, to Zippy’s knowledge, no suspension or cancellation of any Permit is threatened. All such Permits are current and valid. Zippy has not failed to make any reports, registrations, notifications, disclosures, filings and statements, together with any amendments required to be made with respect thereto, that it has been required to make with any Governmental Authority. Zippy has not received any notice of proceedings relating to the revocation, suspension or modification of any Permit.

2.19. Corporate Documents. The Certificate and Bylaws of Zippy are in the form provided to ETHZ. The copy of the minute books of Zippy provided to ETHZ contains minutes of all meetings of the Board and stockholders of Zippy and all actions by written consent without a meeting by the Board and stockholders of Zippy since the date of incorporation and accurately reflects in all material respects all actions by the Board (and any committee of the Board) and stockholders of Zippy with respect to all transactions referred to in such minutes.

2.20. 83(b) Elections. To Zippy’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of Zippy’s Common Stock.

2.21. Qualified Small Business Stock. As of and immediately following the Closing: (i) Zippy will be an eligible corporation as defined in Section 1202(e)(4) of the Code, (ii) Zippy will not have made purchases of its own stock described in Code Section 1202(c)(3)(B) during the one-year period preceding the Closing, except for purchases that are disregarded for such purposes under Treasury Regulation Section 1.1202-2 and (iii) Zippy’s aggregate gross assets, as defined by Code Section 1202(d)(2), at no time between its incorporation and through the Closing have exceeded $50 million, taking into account the assets of any corporations required to be aggregated with Zippy in accordance with Code Section 1202(d)(3); provided, however, that in no event shall Zippy be liable to ETHZ or any other party for any damages arising from any subsequently proven or identified error in Zippy’s determination with respect to the applicability or interpretation of Code Section 1202, unless such determination shall have been given by Zippy in a manner either grossly negligent or fraudulent.

2.22. Disclosure. Zippy has made available to ETHZ all the information reasonably available to Zippy that ETHZ has requested for deciding whether to acquire the Shares, including certain of Zippy’s projections describing its proposed business plan (the “Business Plan”). No representation or warranty of Zippy contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to ETHZ at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; however, Zippy does not warrant that it will achieve any results projected in the Business Plan. It is understood that this representation is qualified by the fact that Zippy has not delivered to ETHZ, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to ETHZ of securities.

2.23. Purchase Entirely for Own Account. Zippy hereby confirms that the ETHZ Common Stock comprising the Stock Consideration to be acquired by Zippy will be acquired for investment for Zippy’s own account, not as a nominee or agent, and not with a view to any distribution prior to the effectiveness of a registration statement covering such ETHZ Common Stock as contemplated by the Registration Rights Agreement. Subject to the foregoing, Zippy has no present intention of selling, granting any participation in, or otherwise distributing the ETHZ Common Stock except in compliance with the Securities Act and applicable state securities laws. By executing this Agreement, Zippy further represents that it does not presently have any contract, undertaking, agreement, or arrangement with any Person to sell, transfer, or grant participations to such Person or to any third Person with respect to any of the ETHZ Common Stock prior to the effectiveness of such registration statement and in any event except as permitted by applicable law and the Registration Rights Agreement. Zippy has not been formed for the specific purpose of acquiring the ETHZ Common Stock.

2.24. Restricted Securities; Additional Securities Representations.

(a) Zippy understands that the ETHZ Common Stock comprising the Stock Consideration has not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Zippy’s representations as expressed herein. Zippy understands that until the effectiveness of a registration statement filed pursuant to the Registration Rights Agreement and the listing of such ETHZ Common Stock on The Nasdaq Capital Market, the shares of ETHZ Common Stock comprising the Stock Consideration are “restricted securities” under applicable U.S. federal and state securities laws.

(b) Zippy acknowledges that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act.

(c) Zippy is aware of, has received and had an opportunity to review (A) (i) ETHZ’s Annual Report on Form 10-K for the year ended December 31, 2024; and (ii) ETHZ’s Quarterly Reports on Form 10-Q and current reports on Form 8-K from January 1, 2025, to the date of Zippy’ entry into this Agreement (which filings can be accessed by going to https://www.sec.gov/search/search.htm, typing “ETHZilla Corp” in the “Name, ticker symbol, or CIK” field, and clicking the “Submit” button), in each case (i) through (ii), including the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”) and an independent investigation made by it of ETHZ; (B) has, a reasonable time prior to the date of this Agreement, been given an opportunity to review material contracts and documents of ETHZ and has had an opportunity to ask questions of and receive answers from ETHZ’s officers and directors and has no pending questions as of the date of this Agreement; and (C) is not relying on any oral representation of ETHZ or any other person, nor any written representation or assurance from ETHZ; in connection with Zippy’s acceptance of the Securities and investment decision in connection therewith. Zippy acknowledges that due to its receipt of and review of the information described above, it has received similar information as would be included in a Registration Statement filed under the Securities Act.

(d) Zippy has such knowledge and experience in financial and business matters such that Zippy is capable of evaluating the merits and risks of an investment in the Stock Consideration and of making an informed investment decision, and does not require a representative in evaluating the merits and risks of an investment in the Stock Consideration.

(e) Zippy acknowledges that it is a sophisticated investor capable of assessing and assuming investment risks with respect to securities, including the Stock Consideration, and further acknowledges that ETHZ is entering into this Agreement with Zippy in reliance on this acknowledgment and with Zippy’s understanding, acknowledgment and agreement that ETHZ is privy to material non-public information regarding ETHZ (collectively, the “Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as Zippy, when making investment disposition decisions, including the decision to enter into this Agreement, and Zippy’s decision to enter into this Agreement is being made with full recognition and acknowledgment that ETHZ is privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided to Zippy. Zippy hereby waives any claim, or potential claim, it has or may have against ETHZ solely relating to ETHZ’s possession of Non-Public Information. For the avoidance of doubt, nothing herein waives or limits any party’s liability under applicable federal or state securities laws or for intentional fraud or willful misconduct. Zippy has specifically requested that ETHZ not provide it with any Non-Public Information, and ETHZ has not provided Zippy with any Non-Public Information in connection with this Agreement. Zippy understands and acknowledges that ETHZ would not enter into this Agreement in the absence of the representations and warranties set forth in this paragraph, and that these representations and warranties are a fundamental inducement to ETHZ in entering into this Agreement.

(f) Zippy has had an opportunity to ask questions of and receive satisfactory answers from ETHZ, or any person or persons acting on behalf of ETHZ, concerning the terms and conditions of this Agreement and ETHZ, and all such questions have been answered to the full satisfaction of Zippy.

2.25. Legends.

(a) Zippy understands that the ETHZ Common Stock to be received as Stock Consideration shall all contain the following private placement legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND IS BEING OFFERED IN RELIANCE UPON CERTAIN EXEMPTIONS FROM REGISTRATION UNDER SUCH LAWS. SUCH EXEMPTIONS IMPOSE SUBSTANTIAL RESTRICTIONS ON THE SUBSEQUENT TRANSFER OF SECURITIES SUCH THAT THE HOLDER HEREOF MAY NOT SUBSEQUENTLY RESELL THIS SECURITY UNLESS IT IS SUBSEQUENTLY REGISTERED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

(b) Zippy understands that the Lock-Up Shares shall contain the following legend (the “Contract Legend”):

THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 6.1 OF THE SERIES B-3 PREFERRED STOCK PURCHASE AGREEMENT, DATED AS OF DECEMBER 9, 2025, AS MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG ZIPPY, INC. AND ETHZILLA CORPORATION, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

2.26. Covered Fund. Zippy (i) is not and never has been classified as a bank, bank holding company, depository institution, depository institution holding company or “covered fund” under the BHCA; (ii) has never formed or acquired any equity interests in any other person or entity, or otherwise effected any transaction, if such formation, acquisition or transaction, as applicable, would require Zippy or any of its subsidiaries to be classified as a bank, bank holding company, depository institution, depository institution holding company or “covered fund” under the BHCA; and (iii) does not engage, and has never engaged, in activities that would require it to register as an investment advisor, broker-dealer, swap execution facility or exchange. For purposes of this Agreement, “BHCA” shall mean the U.S. Bank Holding Company Act of 1956, together with all rules, regulations and interpretations promulgated thereunder, in each case, as amended.

2.27. Anti-Bribery and Anti-Corruption. Neither Zippy nor any of Zippy’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist Zippy or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither Zippy nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law. Zippy has maintained, and has caused each of its Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable ABAC Law. Neither Zippy, nor, to Zippy’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other ABAC Law. For purposes of this Agreement, “ABAC Law” shall mean the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the U.K. Bribery Act 2010 and any other Law applicable to Zippy or any of its subsidiaries relating to anti-bribery or anti-corruption.

2.28. Data Privacy. In connection with its collection, storage, processing, dissemination, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, a natural person who is identified, or who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to his or her physical, physiological, genetic, mental, economic, cultural or social identity, or, if different, the meaning given to this term or nearest equivalent term under Data Protection Law (“Data Subject”), or any customers, prospective customers, employees and/or other third parties (collectively, “Personal Information”), Zippy and its Affiliates are and have been, to Zippy’s knowledge, in compliance with all applicable Laws in all relevant jurisdictions, Zippy’s privacy policies and the requirements of any contract or codes of conduct to which Zippy is a party. Zippy and its Affiliates have commercially reasonable physical, technical, organizational and administrative security controls, safeguards, measures and policies in place to maintain and protect (i) all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure, and (ii) the integrity, continuous operation, redundancy and security of all data and Personal Information (including all personal, personally identifiable, sensitive, confidential or regulated data, and any information that can be used, directly or indirectly, alone or in combination with other information, to identify a Data Subject, or if different, the meaning given to this term or nearest equivalent term under Data Protection Law (“Personal Data”)) and information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) used in connection with their businesses. Zippy has maintained, and has caused each of its Affiliates to maintain, systems of internal controls to ensure compliance with all applicable laws in all relevant jurisdictions, Zippy’s privacy policies and the requirements of any contract or codes of conduct to which Zippy is a party. Zippy is and has been, to Zippy’s knowledge, in compliance in all material respects with all laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to (i) the privacy and security of all IT Systems and data (including Personal Data), (ii) the protection of such IT Systems and data (including Personal Data and Personal Information) from unauthorized use, access, misappropriation or modification, and (iii) data loss, theft and breach of security notification obligations.

2.29. Anti-Money Laundering; Sanctions.

(a) Zippy’s operations are and have been conducted at all times in compliance in all material respects with all Anti-Money Laundering Laws and with applicable Sanctions, and no proceeding by or before any Governmental Authority involving Zippy or any of its Affiliates with respect to Anti-Money Laundering Laws is pending or, to Zippy’s knowledge, threatened.

(b) None of Zippy or any of its directors or officers nor, to Zippy’s knowledge, any of its Affiliates, employees, consultants or contractors (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

(c) Neither Zippy nor, to Zippy’s knowledge, any of Zippy’s directors, officers, employees or agents is a Sanctioned Person (as defined below). To Zippy’s knowledge, each of Zippy and Zippy’s directors, officers, employees and agents is in compliance in all material respects with, and has not previously violated, any Sanctions or Anti-Money Laundering Laws. None of (i) the purchase and sale of the Shares, (ii) the use of the purchase price for the Shares, (iii) the execution, delivery and performance of this Agreement or any of the other Transaction Agreements or (iv) the consummation of any transactions contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will result in a violation by any Person of any Sanctions or of any Anti-Money Laundering Laws. For purposes of this Agreement, a “Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which any Sanctions prohibit a U.S. Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the current OFAC Specially Designated Nationals and Blocked Persons List (the “SDN List”).

(d) None of Zippy and any of its controlled subsidiaries is (i) a Sanctioned Person; (ii) is owned or controlled by any Person located, organized or who is a resident in a country or territory that is, or whose government is, the subject of any Sanctions broadly prohibiting dealings with such country or territory (including, without limitation, the Crimea, the so-called Donbas People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, and Syria) (collectively, “Sanctioned Countries” and each a “Sanctioned Country”); or (iii) a Person engaged, directly or indirectly, in any transactions or other activities with or involving any country, territory or Person that is the subject of Sanctions to the extent such activity would be in violation of Sanctions.

(e) Zippy is and has been, in compliance in all material respects with all applicable Laws concerning the exportation and re-exportation by Zippy of its products, technology, technical data, and services, along with any products, technology, technical data and services that Zippy re-sells, if any, including those administered by, without limitation, the U.S. Department of Commerce, including, without limitation, the Export Administration Regulations, and the U.S. Department of State.

(f) For purposes of this Agreement, “Anti-Money Laundering Laws” shall mean all applicable federal, state and foreign anti-money laundering Laws, including, without limitation, the requirements of the USA PATRIOT Act of 2011, the United States Bank Secrecy Act of 1970, the United States Money Laundering Control Act of 1986, and the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and any regulations promulgated thereunder, and “Sanctions” shall mean all applicable sanctions administered or enforced by the United States (including, without limitation, any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, a member state of the European Union, His Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority.

2.30. No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, schedule, exhibit, certificate or instrument furnished to ETHZ by Zippy pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

3. Representations and Warranties of ETHZ. ETHZ hereby represents and warrants to Zippy that:

3.1. Authorization. ETHZ has full power and authority to enter into the Transaction Agreements. The Transaction Agreements, when executed and delivered by ETHZ, will constitute valid and legally binding obligations of ETHZ, enforceable against ETHZ in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2. Issuance of Stock Consideration. The issuance of the ETHZ Common Stock comprising the Stock Consideration has been duly authorized in accordance with ETHZ Organizational Documents. The ETHZ Common Stock comprising the Stock Consideration, when issued and delivered to Zippy in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and free and clear of all Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws, (ii) applicable restrictions under the Securities Act, and (iii) the applicable terms and conditions of ETHZ Organizational Documents.

3.3. Financial Statements; ETHZ SEC Reports. ETHZ has timely filed all ETHZ SEC Reports since January 1, 2024. All such ETHZ SEC Reports filed by ETHZ , at the time filed with the SEC (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) (taking into account any amendments or supplements thereto filed prior to the date of this Agreement) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. No ETHZ SEC Reports at the time described above (except to the extent corrected or superseded by a subsequent filing prior to the date of this Agreement) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All financial statements contained or incorporated by reference in such ETHZ SEC Reports (as amended, if applicable) complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of ETHZ and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material). As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any ETHZ SEC Reports. No subsidiary of ETHZ is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by contract.

3.4. Form S-3. As of the date of this Agreement, ETHZ is eligible to register the resale of the ETHZ Common Stock to be issued as Stock Consideration pursuant to a registration statement on Form S-3 under the Securities Act.

3.5. Purchase Entirely for Own Account. This Agreement is made with ETHZ in reliance upon ETHZ’s representation to Zippy, which by ETHZ’s execution of this Agreement, ETHZ hereby confirms, that the Shares to be acquired by ETHZ will be acquired for investment for ETHZ’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that ETHZ has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, ETHZ further represents that ETHZ does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. ETHZ has not been formed for the specific purpose of acquiring the Shares.

3.6. Disclosure of Information. ETHZ has had an opportunity to discuss Zippy’s business, management, financial affairs and the terms and conditions of the offering of the Shares with Zippy’s management and has had an opportunity to review Zippy’s facilities. The foregoing, however, does not limit or modify the representations and warranties of Zippy in Section 2 of this Agreement or the right of ETHZ to rely thereon.

3.7. Restricted Securities. ETHZ understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of ETHZ’s representations as expressed herein. ETHZ understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, ETHZ must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. ETHZ acknowledges that Zippy has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale except as set forth in the Third Amended and Restated Investors’ Rights Agreement. ETHZ further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to Zippy which are outside of ETHZ’s control, and which Zippy is under no obligation and may not be able to satisfy.

3.8. No Public Market. ETHZ understands that no public market now exists for the Shares, and that Zippy has made no assurances that a public market will ever exist for the Shares.

3.9. Legends. ETHZ understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend set forth in, or required by, the other Transaction Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument or book entry so legended.

3.10. Accredited Investor. ETHZ is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.11. Capitalization. ETHZ is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The authorized capital stock of the Company consists of 5,000,000,000 shares of ETHZ Common Stock and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “ETHZ Preferred Stock”). As of December 9, 2025, there were 17,118,491 shares of Common Stock issued and outstanding, no shares of ETHZ Preferred Stock issued and outstanding, and no shares of ETHZ Common Stock held in the treasury of the Company. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and were issued in compliance with applicable federal and state securities laws and, to the extent applicable, the rules of The Nasdaq Capital Market. Except as set forth in the ETHZ’s SEC Reports filed prior to the date of this Agreement, there are no (a) outstanding options, warrants, rights (including rights of first refusal or preemptive rights) or other agreements or commitments of any kind for the issuance, sale, registration or repurchase by the ETHZ of any shares of capital stock or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any shares of capital stock of the ETHZ, (b) obligations of the ETHZ to grant, extend, modify or enter into any such option, warrant, right or agreement, or (c) outstanding securities or instruments convertible into or exchangeable for any shares of capital stock of the ETHZ, or that contain anti-dilution or similar adjustment provisions (other than customary adjustments for stock splits, stock dividends and similar transactions). ETHZ has no shareholder rights plan (poison pill) in effect. All outstanding shares of capital stock and all options, warrants and other rights to acquire capital stock were issued in compliance in all material respects with applicable laws and the organizational documents of the ETHZ. There are no liens or encumbrances on any outstanding shares of capital stock of ETHZ other than restrictions imposed by applicable securities laws, the organizational documents of ETHZ or as set forth in the SEC Reports.

3.12. No General Solicitation. Neither ETHZ, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.13. Residence. ETHZ resides at the office or offices of ETHZ in which its principal place of business is identified in the address or addresses of ETHZ set forth on the signature page hereto.

4. Conditions to ETHZ’s Obligations at Closing. The obligations of ETHZ to purchase Shares at the Closing or any subsequent Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

4.1. Representations and Warranties. The representations and warranties of Zippy contained in Section 2 shall be true and correct in all respects as of the Closing and true and correct in all material respects as of any subsequent Closing.

4.2. Performance. Zippy shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Zippy on or before such Closing.

4.3. Compliance Certificate. The Chief Executive Officer of Zippy shall deliver to ETHZ at such Closing a certificate certifying that the conditions specified in Subsections 4.1 and 4.2 have been fulfilled.

4.4. Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

4.5 Board of Directors. As of the Closing, the authorized size of the Board shall be six (6) members, and the Board shall be comprised of the following individuals: Ben Halliday, Jordan Bucy, [***], [***], [***], and the ETHZ Board Representative.

4.6. Indemnification Agreement. Zippy shall have executed and delivered the Indemnification Agreements.

4.7. Third Amended and Restated Investors’ Rights Agreement. Zippy and ETHZ, and the other stockholders of Zippy named as parties thereto shall have executed and delivered the Third Amended and Restated Investors’ Rights Agreement.

4.8. Third Amended and Restated Right of First Refusal and Co-Sale Agreement. Zippy, ETHZ, and the other stockholders of Zippy named as parties thereto shall have executed and delivered the Third Amended and Restated Right of First Refusal and Co-Sale Agreement.

4.9. Third Amended and Restated Voting Agreement. Zippy, ETHZ, and the other stockholders of Zippy named as parties thereto shall have executed and delivered the Third Amended and Restated Voting Agreement.

4.10. Certificate. Zippy shall have filed the Certificate with the Secretary of State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

4.11. Secretary’s Certificate. The Secretary of Zippy shall have delivered to ETHZ at the Closing a certificate certifying (i) the Certificate and Bylaws of Zippy as in effect at the Closing, (ii) resolutions of the Board of Zippy approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, (iii) resolutions of the stockholders of Zippy approving the Certificate, and (iv) a certificate of good standing of Zippy within five Business Days of the Closing.

4.12. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to ETHZ, and ETHZ (or its respective counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates, and, if applicable, executed copies of the Secondary Sale Agreements and customary evidence of funding thereunder.

5. Conditions of Zippy’s Obligations at Closing. The obligations of Zippy to sell Shares to ETHZ at the Closing or any subsequent Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1. Representations and Warranties. The representations and warranties of ETHZ contained in Section 3 shall be true and correct in all respects as of such Closing.

5.2. Performance. ETHZ shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3. Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4. Third Amended and Restated Investors’ Rights Agreement. ETHZ shall have executed and delivered the Third Amended and Restated Investors’ Rights Agreement.

5.5. Third Amended and Restated Right of First Refusal and Co-Sale Agreement. ETHZ and the other stockholders of Zippy named as parties thereto shall have executed and delivered the Third Amended and Restated Right of First Refusal and Co-Sale Agreement.

5.6. Third Amended and Restated Voting Agreement. ETHZ and the other stockholders of Zippy named as parties thereto shall have executed and delivered the Third Amended and Restated Voting Agreement.

5.7. Registration Rights Agreement. ETHZ shall have executed and delivered the Registration Rights Agreement.

5.8. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Zippy, and Zippy (or its respective counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates, and, if applicable, executed copies of the Secondary Sale Agreements and customary evidence of funding thereunder.

5.9. Nasdaq Listing. The Stock Consideration shall have been approved for listing on The Nasdaq Capital Market, subject to notice of issuance.

6. Matters Related to Stock Consideration.

6.1. Lock-Up.

(a) During the period commencing on the date of Closing and continuing until the Final Lock-Up Release Date, Zippy shall not, directly or indirectly, offer, sell, pledge, grant any option to purchase, lend, transfer or otherwise dispose of any of the ETHZ Common Stock received as Stock Consideration at Closing (the “Lock-Up Shares”), except as expressly permitted herein. Such Lock-Up Shares shall be released from the restrictions of this Section 6.1 as follows: (i) twenty-five percent (25%) on the Registration Statement Effectiveness Date, (ii) twenty-five percent (25%) on the one (1) month anniversary of the Registration Statement Effectiveness Date (the “Second Lock-Up Release Date”), (iii) twenty-five percent (25%) on the two (2) month anniversary of the Registration Statement Effectiveness Date, and (iv) twenty-five percent (25%) on the three (3) month anniversary of the Registration Statement Effectiveness Date, (each, a “Lock-Up Release Date”); provided that, if the stock price of ETHZ Common Stock (as listed on The Nasdaq Capital Market) is equal to or greater than the Trigger Per Share Price, then 100% of the Lock-Up Shares shall be released from the restrictions of this Section 6.1 (a “Stock Price Trigger Event”). All Lock-Up Shares shall be released on the date that is the earlier of (A) three (3) months following the Registration Statement Effectiveness Date, (B) the date of the Stock Price Trigger Event or (C) upon a Change of Control (the “Final Lock-Up Release Date”).

(b) Notwithstanding the foregoing, Zippy may transfer Lock-Up Shares (i) to an affiliate of Zippy for bona fide estate planning or intra-group purposes, (ii) by will or the laws of descent and distribution upon the death of Zippy, or (iii) pursuant to a court order or settlement agreement in connection with a divorce; provided that, in each case, the transferee agrees in writing to be bound by the terms of this Section 6.1 and any applicable legends and stop-transfer instructions remain in place until the Lock-Up Shares are released in accordance with the schedule above.

(c) Upon each Lock-Up Release Date, ETHZ shall, within three (3) Business Days, instruct ETHZ’s transfer agent to remove the applicable stop-transfer instructions and legends with respect to the portion of Lock-Up Shares then released. Without limiting the foregoing, ETHZ shall deliver any customary legal opinions of ETHZ’s counsel, transfer agent letters, issuer representation letters or other documentation reasonably required by ETHZ’s transfer agent to remove the Contract Legend. ETHZ shall bear all fees and expenses of ETHZ’s transfer agent and ETHZ’s counsel in connection with such legend removal and related actions. Zippy shall provide any customary representation letter reasonably requested by ETHZ’s transfer agent in connection with such legend removal.

6.2. Midpoint and Final True-Up.

(a) During the Midpoint True-Up Period, Zippy will sell, in one or more transactions, the Midpoint Eligible Shares, subject to applicable securities laws and the Registration Rights Agreement. If the aggregate Gross Proceeds of all Midpoint Eligible Shares sold by Zippy during the Midpoint True-Up Period is less than the Base Amount, ETHZ shall pay the Midpoint Make-Whole Amount to Zippy pursuant to the terms of Section 6.2(b).

(b) Within five (5) Business Days following the Midpoint True-Up Period, Zippy shall deliver to ETHZ a statement (a “Midpoint Make Whole Statement”), which shall provide (i) the sales of Midpoint Eligible Shares made during the Midpoint True-Up Period, (ii) the Gross Proceeds realized therefrom, (iii) the resulting Midpoint Make-Whole Amount, (iv) any reasonably available supporting trade confirmations and broker settlement statements with respect to such sales. ETHZ shall pay the Midpoint Make Whole Amount set forth in a Midpoint Make Whole Statement to Zippy in cash, by wire transfer of immediately available funds, within ten (10) Business Days after receipt of such Midpoint Make Whole Statement.

(c) [Intentionally omitted.]

(d) Within five (5) Business Days following the True-Up Determination Date, Zippy shall deliver to ETHZ a statement (a “Final Make Whole Statement”), which shall provide with reasonable detail the Retained Stock then held by Zippy on the True-Up Determination Date, and detail showing that the Retained Stock has been held by Zippy continuously from the Closing. Zippy and ETHZ shall calculate the Final Make Whole Amount in good faith and in the event any Final Make Whole Amount is due to Zippy, ETHZ shall pay the Final Make Whole Amount to Zippy in cash, by wire transfer of immediately available funds, within ten (10) Business Days after receipt of such Final Make Whole Statement.

(e) Zippy’s right to any Final Make-Whole Amount under this Section 6.2 shall automatically terminate, and be irrevocably forfeited, with respect to any shares of ETHZ Common Stock constituting the Stock Consideration that have been sold or transferred by Zippy after the Closing and prior to the True-Up Determination Date.

6.3. ETHZ Forfeiture on Certain Events.

(a) In the event that (i) ETHZ fails to cause the Registration Statement for the ETHZ Common Stock comprising the Stock Consideration to be filed on or before the Filing Deadline (or such later date as may be provided by Zippy to ETHZ), (ii) the Registration Statement for the ETHZ Common Stock comprising the Stock Consideration fails to be declared effective on or before Effectiveness Deadline (or such later date as may be provided by Zippy to ETHZ) or otherwise has a Maintenance Failure, (iii) ETHZ fails to deliver, credit or grant the ETHZ Common Stock pursuant to the terms of this Agreement and the Registration Rights Agreement, or (iv) ETHZ fails to timely pay any cash amount pursuant to Section 6.2 or Section 6.5 and/or pay the Forfeiture Cash Payment (each, a “ETHZ Forfeiture Event”), then the following shall occur:

(i) Effective immediately (without further action), all governance rights of ETHZ and its Affiliates under Zippy Governing Documents, including, without limitation, the right to appoint a member of the Board, observer, consent, veto or approval rights contained therein, shall be irrevocably forfeited. Any ETHZ designee then serving on the Board shall be deemed to have resigned as of the date of ETHZ Forfeiture Event; and

(ii) ETHZ shall pay the amount of the Forfeiture Make Whole Amount, which obligation may be satisfied, in ETHZ’s discretion (with prior written notice to Zippy of its election), by (A) forfeiture of the Forfeited Shares pursuant to Section 6.3(a)(iii) below or (B) payment to Zippy of the Forfeiture Make Whole Amount in cash by wire transfer of immediately available funds (“Forfeiture Cash Payment”).

(b) In lieu of the Forfeiture Cash Payment, ETHZ may elect to forfeit an amount of the Shares equal to (A) the Forfeiture Make Whole Amount, divided by (B) $6.5403 (such amount of Shares, the “Forfeited Shares”). The Forfeited Shares shall be automatically forfeited and surrendered to Zippy for cancellation for no consideration effective as of the date of ETHZ Forfeiture Event. ETHZ hereby appoints Zippy and its officers as attorney in fact to take actions and execute instruments necessary to effect any forfeiture and cancellation of the Forfeited Shares under this Section 6.3, and ETHZ shall execute and promptly deliver such further documents or instruments as deemed necessary by Zippy to effect the foregoing, including any customary stock powers or other documentation reasonably requested by Zippy. Zippy shall bear all transfer fees and its own legal fees related to such surrender and cancellation. Following such forfeiture and cancellation, ETHZ shall have no further rights with respect to the Forfeited Shares.

(c) Effective upon the earliest of (x) ETHZ’s payment of the Forfeiture Cash Payment pursuant to Section 6.3(a)(ii)(B) or (y) the automatic forfeiture and surrender to Zippy for cancellation of the Forfeited Shares pursuant to Section 6.3(b) (each, a “Forfeiture Settlement”), all ETHZ Common Stock issued as Stock Consideration then held by Zippy (the “Outstanding Stock Consideration”) shall, without further action, be automatically and irrevocably surrendered to ETHZ for cancellation for no consideration and thereupon be cancelled, retired and cease to be outstanding. For the avoidance of doubt, any Stock Consideration disposed of by Zippy before the Forfeiture Settlement shall not constitute Outstanding Stock Consideration. Zippy appoints ETHZ and its transfer agent as attorney-in-fact, coupled with an interest, to take all actions and execute all instruments reasonably necessary or desirable to effect the surrender, cancellation and retirement of the Outstanding Stock Consideration, including book-entry cancellation instructions and removal of any legends or stop-transfer notations. Zippy shall promptly deliver any customary stock powers, medallion guarantees, issuer representation letters or other documentation reasonably requested by ETHZ’s transfer agent. ETHZ shall bear all transfer agent fees and its own legal fees related to such surrender and cancellation. Cancellation under this Section 6.3(c) shall not limit or impair ETHZ’s obligation to pay the Forfeiture Make Whole Amount in cash or to effect the forfeiture of the Forfeited Shares, as applicable, under Section 6.3(a)–(b). Following such cancellation, Zippy shall have no further rights with respect to the Outstanding Stock Consideration (including any rights under Section 6.2 or Section 6.5), except for any cash amounts then due and owing (but unpaid) by ETHZ pursuant to Section 6.2, Section 6.3 or Section 6.5.

6.4. [Intentionally omitted].

6.5. Failure to Register; Liquidated Damages. If (i) the Registration Statement required to be filed, has not been filed by the 30th calendar day following the Closing, or if such date is not a Business Day, the next Business Day thereafter (the “Filing Deadline”), (ii) the Registration Statement has not been declared effective by the earlier of (a) the 120th calendar day following the initial filing date of the Registration Statement if the SEC notifies ETHZ that it will “review” the Initial Registration Statement and (b) the fifth Business Day after the date ETHZ is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (the “Effectiveness Deadline”), or (iii) after any Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to such Registration Statement for any reason (including without limitation by reason of a stop order, or ETHZ’s failure to update such Registration Statement), or, if the Registration Statement is on Form S-1, for a period of 30 days following the date on which ETHZ files a post-effective amendment to incorporate ETHZ’s Annual Report on Form 10-K (a “Maintenance Failure”), then, in addition to any other remedies provided in Section 6.3, ETHZ will make pro rata payments to Zippy and each Selling Stockholder then holding Registrable Securities, as liquidated damages and not as a penalty, in an amount equal to 0.5% of the aggregate amount of the aggregate value of such Registrable Securities, for each 30-day period or pro rata for any portion thereof during which the failure continues (the “Blackout Period”). The amounts payable as liquidated damages pursuant to this paragraph shall be paid in cash no later than five (5) Business Days after each such 30 day period following the commencement of the Blackout Period until the termination of the Blackout Period (the “Blackout Period Payment Date”). Interest shall accrue at the rate of 0.5% per month on any such liquidated damages payments that shall not be paid by the Blackout Period Payment Date until such amount is paid in full. Notwithstanding the above, in no event shall the aggregate amount of liquidated damages (or interest thereon) paid under this Section 6.5 exceed, in the aggregate, $100,000. Notwithstanding anything in this Section 6.5 to the contrary, during any periods that ETHZ is unable to meet its obligations hereunder with respect to the registration of the Registrable Securities because Zippy and/or any Selling Stockholder fails to furnish information required to be provided pursuant to this Section 6.5 within three (3) Business Days of ETHZ’s request, any liquidated damages that would otherwise accrue as to Zippy or any such Selling Stockholder shall be tolled until such information is delivered to ETHZ. Payments under this Section 6.5 shall be credited against, and shall not be duplicative of, any liquidated damages of the same nature arising solely from the same underlying delay and payable as a consequence of an ETHZ Forfeiture Event under Section 6.3.

7. Covenants.

From and after the date of the Closing and until the thirty-six (36) month anniversary thereof (the “Covenant Termination Date”) (or such other date specifically referenced below), the parties agree as follows:

7.1. Use of Platform. Until the Covenant Termination Date, all blockchain infrastructure, digital asset issuance, and Tokenization related to the operations of Zippy and its Affiliates shall be conducted exclusively using the Platform. No modification to the blockchain infrastructure, Tokenization framework, or Ethereum Layer 2 network design relating to the Chattel Mortgages (defined below) shall occur without the prior written consent of ETHZ; provided that ETHZ’s prior written consent to modifications to the blockchain infrastructure shall not be unreasonably withheld, conditioned, or delayed where a financing source requires a change or where maintaining the current status would violate applicable Law or materially jeopardize advance rates, eligibility, or Zippy’s cost of funds. ETHZ shall maintain governance and issuance rights over digital tokens relating to the Chattel Mortgages for treasury management, yield distribution, or collateralization purposes.

7.2. Zippy Loans. Until the Covenant Termination Date, Zippy shall ensure that Zippy Loans, LLC, its wholly-owned subsidiary, uses commercially reasonable efforts to collaborate with ETHZ on the tokenization of up to [***]% of its manufactured home chattel mortgage loans (the “Chattel Mortgages”) and any associated securitizations, where such execution delivers a Gain-on-Sale at or above 104.0% (or an economically equivalent benefit as reasonably mutually agreed by the parties), measured in accordance with industry-standard methodologies. Tokenization efforts shall occur on an ETHZ-approved Ethereum Layer-2 blockchain network specifically designed for such activity; provided that performance is subject to required third-party consents (including warehouse lenders, securitization trustees, take-out investors, servicers, insurers, custodians, trustees, rating agencies, and other financing sources), applicable Law, and existing contractual restrictions; provided further that Zippy will use commercially reasonable efforts to obtain consents and that failure or delay due to non-consent or prohibitions shall not constitute a breach, trigger any remedy, or constitute a default hereunder.

7.3. Blockchain Infrastructure. Until the Covenant Termination Date, (a) Zippy agrees that all blockchain infrastructure, digital asset issuance, and tokenized securitization activities related to its operations or those of its subsidiaries shall be conducted utilizing Satschel Inc. and Liquidity.io, or such other platforms as may be mutually agreed in writing by Zippy and ETHZ; and (b) no modification to Zippy’s or its subsidiaries blockchain infrastructure, tokenization framework, or Layer 2 network design shall occur without the prior written consent of ETHZ; provided that ETHZ’s prior written consent to infrastructure changes shall not be unreasonably withheld, conditioned, or delayed where a financing source requires a change or where maintaining the current status would violate applicable Law or materially jeopardize advance rates, eligibility, or Zippy’s cost of funds.

7.4. Cash Notice; Minimum Cash Requirement. From and after the Closing, and until the date the ETHZ owns less than 25% of the Shares being received pursuant to this Agreement, (a) Zippy shall notify the ETHZ Board Representative within two (2) Business Days if Zippy’s cash on hand decreases below $2,000,000 and (b) without the prior written approval of ETHZ (which shall not be unreasonable withheld, conditioned or delayed), Zippy shall not cause its cash on hand to decrease below $1,000,000.

7.5. Monthly Stock Transaction Report. From the Closing Date until the earlier of (a) the date of an ETHZ Forfeiture Event and (b) the True-Up Determination Date, Zippy shall deliver to ETHZ, no later than five (5) days after the last Trading Day of each calendar month, a written stock transaction report for any sales of shares of ETHZ Common Stock constituting the Stock Consideration for such month. The parties acknowledge that such reports are provided for informational purposes only and shall not require the disclosure of material non-public information.

7.6. Information Rights. For so long as the ETHZ Board Representative is a member of the Zippy Board, such ETHZ Board Representative shall have full information rights as a member of the Board regarding the economic terms of loan sales, to inform its ability to transact, without impeding the marketability, diversification, or growth ofinvstor demand for Zippy-originated loans.

7.7. Loan Purchase Rights and Tokenization. Zippy (and/or its Affiliates) and ETHZ shall use commercially reasonable efforts to enter into a Loan Purchase Rights and Tokenization Agreement and related documentation by January 31, 2026.

7.8. Aggregation Facility. Zippy (and/or its Affiliates) and ETHZ shall use commercially reasonable efforts to enter into a Manufactured Home Chattel Loan Aggregation Facility (the “Aggregation Facility”) and related documentation by January 31, 2026.

7.9. Blockchain Infrastructure Plan. Zippy and ETHZ shall use commercially reasonable efforts to develop a blockchain infrastructure plan, which shall include Satschel Inc. and/or Liquidity.io as the exclusive platform providers for tokenization and securitization of “ETHZ Purchased ZippyMH Loans”. For the avoidance of doubt, such blockchain infrastructure plan shall not require actual production readiness prior to any funding under this Agreement and/or the Aggregation Facility.

7.10. Public Listing or Reverse Merger. From and after the Closing, and until the date the ETHZ owns less than 25% of the Shares being received pursuant to this Agreement, Zippy will not, and will cause its subsidiaries not to, approve or consummate any public listing, initial public offering, direct listing, or reverse merger involving Zippy without the prior approval of the Board.

7.11. Commercial Reasonableness. Each of Zippy and ETHZ shall use commercially reasonable efforts to comply with the covenants applicable to such party set forth in this Section 7; provided, however, that no party shall be required to take any action that would reasonably be expected to materially impair its ordinary business operations or result in a violation of applicable Law. Notwithstanding anything to the contrary in this Agreement, the covenants in this Section 7 are not intended to prevent Zippy or ETHZ from carrying on its business in the ordinary course or from acting in good faith to address exigent circumstances.

8. Miscellaneous.

8.1. Business Opportunities Waiver. Zippy, on behalf of itself and its Subsidiaries, to the fullest extent permitted by applicable law: (a) acknowledges and affirms that ETHZ and the ETHZ Board Representative (defined above), (i) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in private equity, venture capital and other direct or indirect investments in corporations, joint ventures, limited liability companies and other entities (“Other Investments”), including Other Investments engaged in various aspects of businesses similar to those engaged in by Zippy and its subsidiaries (and related businesses) that may, are or will be competitive or overlap with, or are complementary to, Zippy’s or any of its subsidiaries’ businesses or that could be suitable for Zippy’s or any of its subsidiaries’ interests, (ii) do business with clients, customers, vendors or lessors of any of Zippy or its Affiliates or any other Person with which any of Zippy or its Affiliates has a business relationship, (iii) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, or serve as officers of, Other Investments, (iv) may develop or become aware of business opportunities for Other Investments, and (v) may or will, as a result of or arising from the matters referenced in this Section 8.1, or the nature of ETHZ’s businesses and other factors, have conflicts of interest or potential conflicts of interest; (b) hereby renounces and disclaims any interest or expectancy in any business opportunity (including any Other Investments or any other opportunities that may arise in connection with the circumstances described in the foregoing clauses (a)(i) through (a)(v) (each, a “Renounced Business Opportunity”)); and (c) acknowledges and affirms that ETHZ and the ETHZ Board Representative, shall not have any obligation to communicate or offer any Renounced Business Opportunity to Zippy or any of its subsidiaries, and ETHZ and the ETHZ Board Representative, may pursue a Renounced Business Opportunity. Zippy agrees that in the event that ETHZ or any of its officers, directors, employees, partners and agents and/or any ETHZ Board Representative acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (A) ETHZ or the ETHZ Board Representative and (B) Zippy or its subsidiaries, neither the ETHZ, the ETHZ Board Representative, nor any director, officer, employee, partner or agent of ETHZ or the ETHZ Board Representative, shall have any duty to offer or communicate information regarding such corporate opportunity to Zippy or its Subsidiaries unless such opportunity was learned, discovered or sourced solely in the course of (x) such Person acting in such Person’s capacity as a director of Zippy or (y) such Person’s receipt of confidential information of Zippy. The provisions of this Section 8.1 shall be defined herein as the “Business Opportunities Waiver”. The provisions of this Section 8.1 shall survive the Closing and continue to bind Zippy in perpetuity.

8.2. Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of Zippy and ETHZ contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of two years, and shall in no way be effected by any investigation or knowledge of the subject matter thereof made by or on behalf of ETHZ or Zippy.

8.3. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

8.5. Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.6. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.7. Notices.

(a) General. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 9.6. If notice is given to Zippy, a copy shall also be sent to Jackson Walker LLP, 2323 Ross Avenue, Suite 600, Dallas, TX 75201, prose@jw.com, Attention: Patrick Rose, IV, if notice is given to ETHZ, a copy shall also be given to such address as set forth on the signature page hereto.

(b) Consent to Electronic Notice. ETHZ consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law, as amended or superseded from time to time (the “DGCL”), by electronic transmission pursuant to Section 232 of the DGCL at the electronic mail address set forth below ETHZ’s name on the signature page hereto, as updated from time to time by notice to Zippy, or as on the books of Zippy. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. ETHZ agrees to promptly notify Zippy of any change in its electronic mail address, and that failure to do so shall not affect the foregoing.

8.8. No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. ETHZ agrees to indemnify and to hold harmless Zippy from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which ETHZ or any of its officers, employees, or representatives is responsible. Zippy agrees to indemnify and hold harmless ETHZ from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Zippy or any of its officers, employees or representatives is responsible.

8.9. Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.10. Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of Zippy and ETHZ. Any amendment or waiver effected in accordance with this Subsection 9.10 shall be binding upon ETHZ and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and Zippy.

8.11. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.12. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non- defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.13. Entire Agreement. This Agreement (including the Exhibits hereto), the Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.14. Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.

8.15. No Commitment for Additional Financing. Zippy acknowledges and agrees that ETHZ has not made any representation, undertaking, commitment or agreement to provide or assist Zippy in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth herein and subject to the conditions set forth herein. In addition, Zippy acknowledges and agrees that (i) no statements, whether written or oral, made by ETHZ or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist Zippy in obtaining any financing or investment, (ii) Zippy shall not rely on any such statement by ETHZ or its representatives and (iii) an obligation, commitment or agreement to provide or assist Zippy in obtaining any financing or investment may only be created by a written agreement, signed by ETHZ and Zippy, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. ETHZ shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in Zippy and shall have no obligation to assist or cooperate with Zippy in obtaining any financing, investment or other assistance.

IN WITNESS WHEREOF, the parties have executed this Series B-3 Preferred Stock Purchase Agreement as of the date first written above.

ZIPPY:	Zippy, Inc.,
a Delaware corporation

	By:	/s/ Ben Halliday
	Name:	Ben Halliday
	Title:	Chief Executive Officer

ETHZ:	ETHZilla Corporation,
a Delaware corporation

	By:	/s/ McAndrew Rudisill
	Name:	McAndrew Rudisill
	Title:	Chief Executive Officer
	Address:	2875 South Ocean Boulevard Suite 200
Palm Beach, Florida 33480

Email:	mcandrew@ethzilla.com

EXHIBITS

Exhibit A -	FORM OF FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Exhibit B -	DISCLOSURE SCHEDULE

Exhibit C -	FORM OF INDEMNIFICATION AGREEMENT

Exhibit D -	FORM OF THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Exhibit E -	FORM OF THIRD AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

Exhibit F -	FORM OF THIRD AMENDED AND RESTATED VOTING AGREEMENT

Exhibit G -	FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit H -	FORM OF SECONDARY SALE AGREEMENT

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